Exhibit 10.11

EXECUTIVE CHANGE IN CONTROL AGREEMENT

        THIS EXECUTIVE CHANGE IN CONTROL AGREEMENT (“Agreement”) is made as of August 11, 2004, by and between Infodata Systems Inc., a Virginia corporation (the “Company”), and _________________ (the “Executive”).

        WHEREAS, the Board of Directors of the Company has determined that appropriate steps should be taken to reinforce and encourage the continued employment and dedication of the Company’s key personnel.

        NOW, THEREFORE, as an inducement for and in consideration of the Executive remaining in its employ, the Company agrees that the Executive shall receive the severance benefits set forth in this Agreement in the event the Executive’s employment with the Company is terminated pursuant to or after a Change In Control (as hereinafter defined) of the Company under the circumstances described in this Agreement.

        1.       Key Definitions.

        As used herein, the following terms shall have the following respective meanings:

            1.1        "Cause" means:

                (a)        the Executive’s willful and continued failure to substantially perform his/her assigned duties as an officer of the Company (other than any such failure resulting from incapacity due to physical or mental illness), which failure is not cured within thirty (30) days after a written demand for substantial performance is received by the Executive from the Board of Directors of the Company which specifically identifies the manner in which the Board of Directors believes the Executive has not substantially performed the Executive’s duties; or

                (b)        the Executive’s willful engagement in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

        For purposes of this Section 1.1, no act or failure to act by the Executive shall be considered “willful” unless it is done, or omitted to be done, in bad faith and without reasonable belief that the Executive’s action or omission was in the best interests of the Company; provided, however, that the failure by the Executive to cure within the time period set forth above in Section 1.1(a) of this Agreement after the receipt by the Executive of written demand for substantial performance from the Board of Directors of the Company pursuant to Section 1.1(a) above shall be deemed to be “willful” for purposes of this Section 1.1.

            1.2.        “Change In Control” shall be deemed to exist if any of the following shall occur:

                (a)        any person or entity, acting alone or acting together as a group with any other persons or entities, (other than the Executive or a group including the Executive), either (A) acquires thirty percent (30%) or more of the combined voting power of the outstanding securities of the Company having the right to vote in elections of directors and such acquisition shall not have been approved within sixty (60) days following such acquisition by a majority of the Continuing Directors (as hereinafter defined) then in office or (B) acquires fifty percent (50%) or more of the combined voting power of the outstanding securities of the Company having a right to vote in elections of directors; or

                (b)        Continuing Directors (as defined below) shall for any reason cease to constitute a majority of the Board of Directors of the Company; or

                (c)        all or substantially all of the business and/or assets of the Company are disposed of by the Company to a party or parties other than a subsidiary or other affiliate of the Company, pursuant to a partial or complete liquidation of the Company, sale of assets (including stock of a subsidiary of the Company) or otherwise; or

                (d)        the Company consolidates with, or merges with or into, any other person or entity (other than a wholly owned subsidiary of the Company), or any other person or entity consolidates with, or merges with or into, the Company, and, in connection therewith, all or part of the outstanding voting securities of the Company shall be changed in any way or converted into or exchanged for stock or other securities or cash or any other property.

        For purposes of this Agreement, the term “Continuing Director” shall mean a member of the Board of Directors of the Company who either was a member of the Board of Directors on the date hereof or who subsequently became a director and whose election, or nomination for election, was approved by a vote of at least two-thirds of the Continuing Directors then in office.

            1.3        “Company” shall mean the Company as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement, by operation of law or otherwise.

            1.4        “Disability” means the Executive’s absence from the full-time performance of the Executive’s duties with the Company for one hundred eighty (180) consecutive calendar days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.

            1.5        "Effective Date" means the date that a Change In Control of the Company occurs.

            1.6        “Term” means the period commencing six (6) months prior to the Effective Date and continuing in effect for eighteen (18) months after the Effective Date.

            1.7        “Good Reason” shall mean the occurrence during the Term of any of the following circumstances without the Executive’s written consent, unless such circumstances are fully corrected prior to the Date of Termination (as defined in Section 4.1(a)(i) of this Agreement):

                (a)        any termination of the Executive (other than for death, Disability, Cause or Resignation without Good Reason) during the Term;

                (b)        a material diminution of the Executive’s responsibilities, as compared with the Executive’s responsibilities immediately prior to the Change In Control;

                (c)        any increase in the Executive’s responsibilities or position within the organizational hierarchy of the Company or its successor without additional compensation commensurate with the change in responsibilities and/or position relevant to the Company or its successor;

                (d)        any reduction in the Executive’s annual compensation (including salary and bonuses and commissions based on agreed upon targets then in effect) as in effect on the date of this Agreement or as the same may be increased prior to the expiration of this Agreement;

                (e)        any failure to provide the Executive with benefits at least as favorable as those enjoyed by similarly situated senior corporate officers of the Company or its successor under the pension, life insurance, medical, health and accident, disability or other written employee plans of the Company or its successor under which the form and/or amounts of benefits are prescribed in applicable documents;

                (f)        any requirement by the Company or its successor or of any person(s) or entity(s) in control of the Company or its successor that the location at which the Executive performs his or her principal duties for the Company or its successor be outside a radius of fifty (50) miles from the location at which such duties were performed immediately prior to the Effective Date of this Agreement; or

                (g)        any material breach of this Agreement on the part of the Company or its successor;

then, at the option of the Executive, exercisable by the Executive within thirty (30) days after the occurrence of any of the foregoing events, the Executive may resign from employment with the Company or its successor (or, if involuntarily terminated, give notice of intention to collect benefits under this Agreement) by delivering a notice in writing (the “Notice of Termination”) to the Company or its successor. Following delivery to the Company or its successor of the Notice of Termination, the Executive shall be entitled to the benefits provided in Section 4 of this Agreement.

        2.       Term of Agreement. This Agreement, and all rights and obligations of the parties hereunder, shall take effect upon the Effective Date and shall expire upon the first to occur of (a) the expiration of the Term or (b) the fulfillment by the Company of all of its obligations under Sections 4 and 5.2 if the Executive’s employment with the Company terminates during the Term.

        3.       Employment Status; Not an Employment Contract. The Executive acknowledges that this Agreement does not constitute a contract of employment nor impose on the Company any obligation to retain the Executive as an employee and that this Agreement does not prevent the (i) the Company from terminating the employment of the Executive at any time or (ii) the Executive from terminating his/her employment at any time.

        4.       Benefits to Executive.

            4.1        Compensation. If the Executive’s employment with the Company terminates during the Term, the Executive shall be entitled to the following benefits:

                (a)       Termination Without Cause; Resignation With Good Reason. If the Executive’s employment with the Company is terminated by the Company during the Term (other than for Cause, Disability or death) or if the Executive resigns employment for Good Reason during the Term, then the Executive shall be entitled to the following benefits:

                    (i)        the Company shall pay to the Executive in cash in equal amounts over a six (6) month period, with the first payment being made not later than seven (7) calendar days after the effective date of an employment termination (the “Date of Termination”), the aggregate of the following amounts:

                        (1)        the sum of the following, to the extent not previously paid: (A)     the Executive’s accrued but unpaid portion of annual base salary from the last salary payment date through the Date of Termination, (B) the product of (x) the targeted annual management incentive payable (including any bonus or portion thereof which has been earned but deferred) to Executive in an amount equal to the targeted annual management incentive amount to be payable to Executive as contained in any employment agreement or management incentive plan between the Company and Executive, and (y) a fraction, the numerator of which is the number of days in the management incentive period through the Date of Termination, and the denominator of which is the number of days in the management incentive period, and (C) the amount of any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, (the sum of the amounts described in clauses (A), (B), and (C) above shall be hereinafter referred to as the “Accrued Obligations”); and

                        (2)        an amount equal to the greater of (a) the Executive’s base salary during the six (6) month period immediately prior to the Date of Termination, or (b) the product of six (6) times the Executive’s monthly salary in effect immediately prior to the Date of Termination.

                    (ii)        for six (6) months immediately following the Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue to provide, at the mutual cost of the Company and the Executive in the cost-sharing manner as conducted by the Executive and the Company immediately prior to the Date of Termination, benefits to the Executive and the Executive’s family at least equal to those which would have been provided to them if the Executive’s employment had not been terminated, in accordance with the applicable benefit plan or program (including, without limitation, any insurance, medical, health and accident or disability plan) (a “Benefit Plan”) in effect on the Date of Termination, or, if more favorable to the Executive and his/herfamily, in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies; provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive a particular type of benefit (e.g., health insurance benefits) from such employer on terms at least as favorable to the Executive and his/her family as those being provided by the Company, then the Company shall no longer be required to provide those particular benefits to the Executive and his/herfamily;

                    (iii)        to the extent not previously paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive following the Executive’s termination of employment pursuant to the provisions of any applicable plan, program, policy, practice, contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits); provided, however, that the Other Benefits shall not be deemed to include any of the provisions of Sections 4.1(a)(i), (a)(ii), (a)(iv), (a)(vi), or (a)(vi) of this Agreement unless such Other Benefits are otherwise provided for and granted to the Executive pursuant to the provisions of the applicableplan, program, policy, practice, contract or agreement of the Company and its affiliated companies other than pursuant to the provisions of this Agreement;

                    (iv)        immediate 100% vesting of all stock options previously granted to Executive;

                    (v)        termination of all contractual restrictions between the Company and the Executive relating to the sale by the Executive of any and/or all Company stock owned by the Executive, including Company stock obtained via the exercise of stock options, subject to compliance by Executive with all applicable federal and state securities laws; and

                    (vi)        immediate 100% vesting of all Company contributions to the account of the Executive under the Company’s 401(k) plan.

                (b)       Resignation without Good Reason; Termination for Death or Disability. If the Executive voluntarily terminates without Good Reason his/heremployment with the Company during the Term (“Resignation without Good Reason”) or if the Executive’s employment with the Company is terminated by reason of the Executive’s death or Disability during the Term, then the Company shall (i) pay the Executive (or his/her estate, if applicable), in cash in equal amounts over a six (6) month period, with the first payment being made within seven (7) days after the Date of Termination, the Accrued Obligations and (ii) timely pay or provide to the Executive the Other Benefits.

                (c)       Termination for Cause. If the Company terminates the Executive’s employment with the Company for Cause during the Term, then the Company shall (i) pay the Executive, in cash in equal amounts over a six (6) month period, with the first payment being made within seven (7) days after the Date of Termination, the sum of (A) the Executive’s accrued but unpaid portion of annual base salary from the last salary payment date through the Date of Termination, and (B) the amount of any compensation previously deferred by the Executive, to the extent not previously paid, and (ii) timely pay or provide to the Executive the Other Benefits.

            4.2        Mitigation. The Executive shall not be required to mitigate the amount of any payment or benefits provided for in this Section 4 by seeking other employment or otherwise. Further, except as provided in Section 4.1(a)(ii), the amount of any payment or benefits provided for in this Section 4 shall not be reduced by any compensation earned by the Executive as a result of employment by another employer, by retirement benefits, by off-set against any amount claimed to be owed by the Executive to the Company or otherwise.

        5.       Disputes.

            5.1        Settlement of Disputes; Arbitration. All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board of Directors of the Company and shall be in writing. Any denial by the Board of Directors of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon by the Board of Directors its denial of such claim for benefits under this Agreement. Upon the receipt by the Board of Directors of a written request from the Executive for the Board to re-review any decision by the Board denying a claim by the Executive under this Agreement, the Board of Directors shall review its prior decision to deny such claim by the Executive, with the Board being free to reconfirm or overturn its prior decision in such matter. In the event any dispute or controversy arising under or in connection with this Agreement cannot be settled by the Executive and the Company, then such dispute or controversy shall be settled exclusively between the parties by binding arbitration with the American Arbitration Association in Washington, D.C., in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction, with the parties hereby agreeing to personal jurisdiction and venue in any court of competent jurisdiction located in or serving Herndon, Virginia.

            5.2        Expenses. The Company agrees to pay as incurred, to the full extent permitted by law, all legal, accounting and other fees and expenses which the Executive may reasonably incur as a result of any claim or contest (regardless of the outcome thereof) by the Company, the Executive or others regarding the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive regarding the amount of any payment or benefits pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in the Internal Revenue Code; provided, however, that notwithstanding the foregoing, the Company shall not be obligated to pay any fees or expenses of any type whatsoever of Executive in the event of a breach of this Agreement by Executive, or a termination for Cause of Executive ‘s employment with the Company or a resignation of employment by Executive without Good Reason.

        6.       Successors; Non-Compete.

            6.1        Successor to Company. Any and all successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company shall be obligated to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place. In the event each and every successor of the Company fails to affirmatively assume in writing the obligations of the Company under this Agreement at or prior to the effectiveness of any succession, then such failure shall be a breach of this Agreement by the Company and its successor. In the event of such a breach of this Agreement by the Company, the Executive shall give written notice of such claimed breach to the Company and the Company shall thereafter have ten (10) days within which to cure such breach by delivering to the Executive a written assumption by the successor of the obligations of the Company under this Agreement. In the event the successor does not cure such breach within such 10-day period, then such breach by the Company and its successor shall constitute a termination without Cause of the employment of the Executive in accordance with Section 4.1(a) of this Agreement if the Executive elects to thereafter terminate his/her employment with the Company or the successor of the Company within thirty (30) days immediately following the expiration of such 10-day cure period of the Company/successor, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination of the Executive. As used in this Agreement, “Company” shall mean the Company as defined above and any successor to its business or assets as aforesaid, including but not limited to any person or entity which assumes and agrees to perform this Agreement, by operation of law or otherwise.

            6.2        Successor to Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive and the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to the Executive or his/her family hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate for the benefit of the Executive’s heirs, distributees, devisees and legatees, as the case may be in accordance with the Executive’s Will and estate.

            6.3       Non-Compete.

                (a)        For a period of six (6) months after the Date of Termination the Executive will not directly or indirectly:

                    (i)        as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than one percent (1%) of the total outstanding stock of a publicly held company), engage in the business of developing, producing, marketing or selling products and/or services of the kind or type developed or being developed, produced, marketed or sold by the Company while the Executive was employed by the Company or its successors; or

                    (ii)        recruit, solicit or induce, or attempt to induce, any employee or employees of the Company to terminate their employment with, or otherwise cease their relationship with, the Company or its successors; or

                    (iii)        solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company or its successors which were contacted, solicited or served by the Executive while employed by the Company or its successors.

                (b)        If any restrictions set forth in this Section 6.3 are deemed to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area or for any other reason, then such restrictions shall be interpreted to extend only over the maximum period of time, maximum range of activities, maximum geographic area and/or whatever other provisions need to be changed so as to make it enforceable.

                (c)        The restrictions contained in this Section 6.3 are necessary for the protection of the business and goodwill of the Company and its successors and are considered by the Executive to be reasonable for such purpose and part of the consideration for the parties to enter into this Agreement. The Executive agrees that any breach of this Section 6.3 will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company and its successors shall have the right to seek specific performance and injunctive relief.

        7.       Notice. All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Each such notice, instruction or communication shall be sent either (i) by personal, hand delivery via a messenger or courier, (ii) by registered or certified mail, return receipt requested, postage prepaid, or (iii) prepaid, next business day early morning delivery via a reputable nationwide overnight delivery service (such as Federal Express), in each case addressed to the Company at 13454 Sunrise Valley Drive, Suite 500, Herndon, Virginia 20171 or to the Executive at the last home address that the Company has on file for the Executive (or to such other address as either the Company or the Executive may have furnished to the other in writing in accordance herewith). Each such notice, instruction or communication shall be deemed to have been delivered either (i) upon receipt by the recipient party if sent by personal, hand delivery via a messenger or courier, (ii) five (5) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or (iii) one (1) business day after it is sent via a reputable nationwide overnight delivery service in accordance with the provisions of this Section 7. Either party may give any written notice, instruction or other communication hereunder using any other means, but no such notice, instruction or other communication shall be deemed to have been duly delivered unless and until it actually is received by the party for whom it is intended.

        8.       Miscellaneous.

            8.1        Employment by Subsidiary. For purposes of this Agreement, the Executive’s employment with the Company shall not be deemed to have terminated solely as a result of the Executive continuing to be employed by a wholly-owned subsidiary of the Company. In the event the Executive is employed by a wholly-owned subsidiary of the Company, then the parties agree that the provisions of this Agreement shall apply to Executive’s employment with such subsidiary of the Company.

            8.2        Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the continuing validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. In the event any provision of this Agreement is deemed to be invalid or unenforceable, then such invalid or unenforceable provision shall be deemed to no longer be a part of this Agreement; provided, however that the parties hereby authorize the arbitrators in any dispute to substitute a valid and enforceable provision in lieu of such invalid or unenforceable provision, with such new provision having as substantially similar result as possible to the invalid or unenforceable provision.

            8.3        Injunctive Relief. The Company and the Executive agree that any breach of this Agreement by either the Company or the Executive is likely to cause the non-breaching party substantial and irrevocable damage and therefore, in the event of any such breach and in addition to such other remedies which may be available, the non-breaching party shall have the right to specific performance and injunctive relief.

            8.4        Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the Commonwealth of Virginia, without regard to conflicts of law principles. The parties hereto agree to personal jurisdiction and venue in any court of competent jurisdiction located in or serving Herndon, Virginia.

            8.5        Waivers. No waiver by either party at any time of any breach of, or compliance with, any provision of this Agreement to be performed by the other party shall be deemed a waiver of that or any other provision at any subsequent time.

            8.6        Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same instrument.

            8.7        Tax Withholding. Any payments provided for hereunder shall be paid net of any applicable tax withholding required under federal, state or local law.

            8.8        Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, with respect of the subject matter hereof.

            8.9        Amendments. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

Infodata Systems Inc.
By:________________________________
Title:_______________________________
___________________________________
[NAME OF EXECUTIVE]

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